Nelnet Issues Statement Regarding Department of Education NextGen Enhanced Processing Solution Proposal

Lincoln, NEB., April 2, 2020 – Nelnet (NYSE: NNI) announced today that the U.S. Department of Education, Office of Federal Student Aid (Department) has notified the company that the company’s proposal in response to the Enhanced Processing Solution (EPS) component of the Department’s Next Generation Financial Servicing Environment (NextGen) contract procurement process has been determined to be outside of the competitive range and will receive no further consideration for an award. EPS is the technology system and certain processing functions the Department plans to use under NextGen to service the Department’s 43 million student loan customers. Nelnet has requested a debriefing by the Department and the company intends to file a protest challenging the decision.

The Department’s NextGen contract procurement process is comprised of solicitations, including EPS and Business Process Operations (BPO), which will make up a new framework for the servicing of all of the student loans owned by the Department. BPO is the back office and call center operational functions for servicing the Department’s student loan customers. The company also responded to the BPO component, for which the Department has not yet made an award, and the company cannot predict the timing, nature, or outcome of the BPO component.

“We profoundly disagree with and are very disappointed by the Department’s determination that our technical solution for EPS was outside of the competitive range and we intend to protest this decision,” said Jeff Noordhoek, chief executive officer of Nelnet. “We are confident we are uniquely qualified to help the Department fulfill its NextGen vision with the experience and best features from two of the best student loan systems for the Department over the last ten years. Most recently, our technical capability was demonstrated when we transitioned over 6,000 associates from offices to work from home in less than seven days. This allowed us to exceed the goals established by the Department in servicing the Federal Direct Loan Program.”

Nelnet Servicing, LLC (Nelnet Servicing) and Great Lakes Educational Loan Services, Inc. (Great Lakes) were awarded student loan servicing contracts by the Department in June 2009 to provide servicing for loans owned by the Department. As of December 31, 2019, Nelnet Servicing was servicing $183.8 billion of student loans for 5.6 million borrowers under its contract, and Great Lakes was servicing $240.0 billion of student loans for 7.4 million borrowers under its contract. These servicing contracts expire on December 14, 2020 with two potential six-month extensions at the Department's discretion through December 14, 2021. If the Department’s decision stands, Nelnet Servicing and Great Lakes will eventually be required to migrate these portfolios onto another provider’s system after an award is made and the company would ultimately need to restructure the company’s loan servicing segment for long-term success. If the company is awarded a BPO contract for operational services, it would mitigate the impact of not being awarded the EPS component.

Nelnet will continue to be a leader in servicing Federal Family Education Loan (FFEL) Program, private education, and consumer loans for clients, and responded to the BPO component with a proposal to provide operational services for the Department’s government-owned portfolio. As of December 31, 2019, the company was servicing $49.2 billion in FFEL Program, private education, and consumer loans for 2.2 million borrowers. Nelnet’s private education and consumer loan portfolio has increased by over 180,000 borrowers, or 36%, in the last two years and continues to have opportunities for growth with FinTech lenders.

“To be a leader in the student loan industry for more than 40 years, a company needs grit and diversified businesses,” added Noordhoek. “Fortunately, we have both. This development is a tough one, but as we evaluate our protest options, we look forward to re-entering the competition for the EPS contract, growing our core business, servicing, payments, and telecommunications, with vigor and success focused on serving our customers with a great experience and having a great team.”

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. The words "anticipate," “could,” "estimate," "expect," “intend,” "may," “plan,” “potential,” "will," “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: the pending and uncertain nature of the reported government contract procurement process, including the possibility that awards may be challenged by various interested parties and may not be finalized within the currently anticipated time frame or at all; the uncertain timing and nature of the outcome of the company’s intended protest of the reported decision by the government as to the company’s proposal for the EPS component; risks to the company related to the Department's initiatives to procure other new contracts for federal student loan servicing, including the risk that the company or company teams may not be successful in obtaining any of such other contracts; risks and uncertainties from changes in the credit and services marketplace resulting from changes in applicable laws, regulations, government programs, budgets and annual appropriations, and other factors; cybersecurity risks, including potential disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches; and risks from changes in economic conditions and consumer behavior due to, among other things, the emergence of widespread health emergencies or pandemics. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.